UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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INFORMATION REQUIRED IN PROXY STATEMENT

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EQT CORPORATION
(Name of Registrant as Specified in Its Charter)

TOBY Z. RICE

DEREK A. RICE

J. KYLE DERHAM

WILLIAM E. JORDAN

DANIEL J. RICE IV

DANIEL J. RICE III

ANDREW L. SHARE

RICE INVESTMENT GROUP, L.P.

THE RICE ENERGY 2016 IRREVOCABLE TRUST

LYDIA I. BEEBE

LEE M. CANAAN

DR. KATHRYN J. JACKSON

JOHN F. MCCARTNEY

HALLIE A. VANDERHIDER

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Toby Z. Rice, together with the other participants named herein (collectively, the “Rice Group”), has filed a definitive proxy statement and accompanying WHITE universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2019 annual meeting of stockholders of EQT Corporation, a Pennsylvania corporation (“EQT”).

Item 1: On June 21, 2019, the Rice Group issued the following press release:

Rice Team Responds to Series of Misleading Statements from EQT

Reiterates that the Rice Team Has the Only Plan that Can Create a Modern, Technology-Enabled and Sustainable EQT

Notes EQT Stock Traded This Week at Ten-Year Low

Urges Shareholders to Vote the White Universal Proxy Card for Proven Transformational Change by Supporting All Seven Rice Team Director Nominees and the Five EQT Nominees Supported By Rice Team

CARNEGIE, PA, June 21, 2019 – The Rice Team (Toby Z. Rice, Derek A. Rice, J. Kyle Derham and William E. Jordan), shareholders of EQT Corporation (NYSE: EQT), today responded to EQT’s misleading statements and attempts to deflect attention from its own history of underperformance in advance of EQT’s upcoming Annual Meeting of Shareholders on July 10. EQT’s statements come during a period when EQT’s stock has traded at a ten-year low.

The Rice Team recently provided shareholders with a comprehensive, 188-page presentation analyzing EQT’s past performance and EQT’s so-called “plan.” In the presentation, the Rice Team noted that EQT’s costs remain the highest of any energy producer in the Appalachian Basin and will remain the highest even if EQT is able to achieve the targets in its plan. The Rice Team noted that core leasehold is being lost to competitors, that substantial gas production is curtailed because of a lack of internal coordination at EQT, that well productivity remains well below EQT guidance and peer performance and that EQT has failed to achieve – and appears to have abandoned – the promised synergies from the 2017 Rice Energy deal. The Rice Team also provided a detailed plan for turning around performance at EQT by driving down well costs, increasing well productivity and focusing the company on large scale development projects that Rice Energy successfully and efficiently executed.

EQT has failed to address the dozens of analyses offered by the Rice Team on the key performance issues driving EQT’s underperformance or the merits of the Rice Team’s plan.

Instead, EQT has responded by delivering a misleading presentation and letter to shareholders.

In its presentation, EQT claims it will generate between now and 2023 more than $3 billion of free cash flow under its current plan. But that projection depends on a central, unjustified assumption that EQT buried in an appendix: that future natural gas prices will rise well above the market’s current expectations. Without that assumption, EQT’s own plan will not allow it to return capital to EQT shareholders until 2023 without exceeding EQT’s target leverage.

EQT has also claimed that an “independent analysis” demonstrated that EQT was as efficient as Rice Energy at drilling and completions. This claim is at odds with several publicly available analyses authored by sell-side research analysts. EQT misleadingly fails to mention that the study to which it refers is not a public sell-side report nor is it “independent”, but is in fact a “bespoke study” that EQT itself commissioned and paid for that is not yet available for review by anyone other than EQT.

In a transparent and desperate attempt to deflect attention from its own performance and lack of an effective plan, EQT today released selective excerpts and summaries of cherry-picked internal Rice Energy emails from more than four years ago in an effort to impugn Toby Rice’s performance as President and Chief Operating Officer of Rice Energy. Toby Rice led a substantial transformation of Rice Energy and the results of that transformation speak for themselves: Rice Energy was the lowest cost energy producer in the Appalachian Basin, had the highest well productivity and was named the top workplace in Pittsburgh because of its culture. Rice Energy’s stock dramatically outperformed its peers (including EQT) and EQT thought so highly of Rice Energy, its people, assets and processes that it paid a substantial premium to acquire the Company.

“Toby Rice led a technological transformation of Rice Energy that digitized our workflows and changed the way our employees collaborated,” said Daniel Rice IV, the former Chief Executive Officer of Rice Energy. “While I was initially concerned these initiatives might put stress on the organization, I was wrong. Frankly, without Toby’s vision and leadership, Rice Energy would not have been so successful for shareholders, employees and landowners. Like many transformation leaders, Toby’s vision initially provoked some doubt. However, he was incredibly successful and effective at bringing everyone along and creating a great company, as evidenced by Rice Energy’s superior Glassdoor rating. He is the reason Rice Energy outperformed its peers and was named the top workplace in Pittsburgh in 2017.”

“I have served on nine public company boards and have been the Chairman or Vice Chairman of three of them,” said John McCartney, former Rice Energy board member and nominee for the EQT Board. “Toby Rice is an outstanding executive, fully capable of leading a public company and based on talent, performance and integrity, far more capable of leading EQT to success than any member of their existing management team. As a director at Rice Energy, I observed how Toby was able to envision a technology-enabled workplace and then lead and execute the process of transformation. The proof is in the results: outstanding operating and financial performance coupled with unparalleled employee satisfaction. There is a reason why former Rice directors and executives are so enthusiastic about our effort to revitalize EQT. We have confidence in Toby’s leadership skills. Confidence based on proven performance.”

Mr. McCartney continued, “I find it incongruous that the EQT Chairman, board and management, with their long and documented record of insularity, underperformance and lack of transparency with shareholders, believes that their best approach in this contest is to engage in scurrilous personal attacks against an executive with an outstanding performance record instead of defending their own record and plan.”

The Rice Team believes EQT can be a great and sustainable energy producer. However, with the stock at a ten-year low and years of underperformance, shareholders should not expect EQT to realize the potential of its world-class assets without substantial changes in the board and leadership team. Instead of acknowledging its underperformance and developing a detailed plan for transformation, EQT has resorted to misleading its shareholders and distorting old emails.

The Rice Team has a detailed plan for transforming EQT, which is available here. Today’s disappointing statements from EQT underline the reality that transforming EQT can only be executed if a majority of the Board of EQT is changed at the annual meeting. Accordingly, the Rice Team urges all shareholders to vote for the Rice Team nominees on the white universal proxy card.

VOTE FOR ALL SEVEN OF THE RICE TEAM’S NOMINEES
AND THE FIVE EQT NOMINEES SUPPORTED BY THE RICE TEAM.

The Rice Team encourages shareholders to review its proxy materials, shareholder letters and its analysis of EQT, all of which are available at www.EQTPathForward.com. For questions about how to vote your shares, please contact our proxy solicitor, D.F. King & Co., Inc., at (800) 207-3159.

Contacts

For Investor Inquiries:

Kyle Derham

kyle@teamrice.com

D.F. King & Co., Inc.

Edward McCarthy / Geoffrey Weinberg

212-269-5550

Rice@dfking.com

For Media Inquiries:

Sard Verbinnen & Co

Jim Barron: 212-687-8080

Kelly Kimberly: 832-680-5120

Rice-SVC@sardverb.com

Item 2: On June 21, 2019, the following materials were posted by the Rice Group to https://eqtpathforward.com/: